UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2020

Eagle Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Number)

7830 Old Georgetown Road, Bethesda, Maryland 20814

(Address of Principal Executive Offices) (Zip Code)

301-986-1800

Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-l2)

☐ Pre-commencement communications pursuant to Rule I 4d-2(b) under the Exchange Act (17 CFR 240. I 4d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. I 3e-4(c))

Securities Registered under Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	EGBN	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2020, Leland M. Weinstein resigned as a member of the Board of Directors of Eagle Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, EagleBank. Mr. Weinstein did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with his resignation, Mr. Weinstein entered into an agreement with the Company and the Bank pursuant to which he has agreed to certain confidentiality and nondisclosure provisions and has agreed to certain nonsolicitation, noninterference and nondisparagement provisions for a period of two years from the date of his resignation. Mr. Weinstein will retain any cash compensation previously paid to him in consideration of future board service but will forfeit any unvested equity awards previously granted to him as partial compensation for board service. A copy of the agreement is filed as exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Number	Description
99.1	Agreement between Eagle Bancorp, Inc., EagleBank and Leland M. Weinstein
104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

By:	/s/ Susan G. Riel
Susan G. Riel, President, Chief Executive Officer

Dated: March 10, 2020